UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
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Birmingham Bloomfield Bancshares, Inc.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEC 1913 (02-02)

BIRMINGHAM BLOOMFIELD BANCSHARES, INC.
33583 Woodward Avenue
Birmingham, MI 48009
(248) 723-7200
April 7, 2011
Dear Shareholder:
     I am pleased to invite you to attend the Birmingham Bloomfield Bancshares, Inc.’s 2011 annual meeting of shareholders on Monday, May 16, 2011. We will hold the meeting at 7:00 p.m. at the Birmingham Community House, 380 South Bates Street, Birmingham, Michigan.
     On the page following this letter, you will find the Notice of Meeting which lists the matters to be considered at the meeting. Following the Notice of Meeting is the proxy statement which describes these matters and provides you with additional information about our Company. Also enclosed you will find the Company’s 2010 Annual Report and your proxy card, which allows you to vote on these matters.
     Your vote is important. A majority of the common stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business. Please complete and mail in your proxy card promptly, even if you plan to attend the meeting. You can attend the meeting and vote in person, even if you have sent in a proxy card.
     The Board of Directors recommends that shareholders vote FOR each of the proposals stated in the proxy statement.
     The rest of the Board and I look forward to seeing you at the meeting. Whether or not you can attend, we greatly appreciate your cooperation in returning the proxy card.

Sincerely, Robert E. Farr President and Chief Executive Officer

BIRMINGHAM BLOOMFIELD BANCSHARES, INC.
33583 Woodward Avenue
Birmingham, MI 48009
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME	7:00 p.m., local time, on Monday, May 16, 2011

PLACE	Birmingham Community House 380 South Bates Street Birmingham, Michigan 48009

ITEMS OF BUSINESS	1) To elect two Class III members of the Board of Directors with terms expiring in 2014.

          2) Advisory vote to approve the Company’s Executive Compensation

          3) To ratify the selection of Plante & Moran, PLLC as the Company’s Independent Auditors for 2011.

4) To transact such other business as may properly come before the Meeting.

ANNUAL REPORT	Our 2010 Annual Report, which is not a part of the proxy soliciting material, is enclosed.

RECORD DATE	You can vote if you are a shareholder of record on March 21, 2011.

QUORUM	A majority of the shares of common stock must be represented at the meeting. If there are insufficient shares, the meeting may be adjourned.
April 7, 2011
Daniel P. O’Donnell, Secretary

SOLICITATION AND VOTING	4
Shareholders Entitled to Vote	4
Voting Procedures	4
Required Vote	5
Revoking a Proxy	5
List of Shareholders	5
Cost of Proxy Solicitation	5
Inspector of Election	5
Other Matters	6
GOVERNANCE OF THE COMPANY	6
Role and Composition of the Board of Directors	6
The Executive Committee	7
The Audit Committee	7
Audit Committee Financial Expert	7
The Nomination and Governance Committee	7
The Compensation Committee	8
Code of Ethics	8
Shareholder Communications with the Board	9
Directors’ Compensation	9
ITEM 1. ELECTION OF DIRECTORS	10
CLASS III — NOMINEES WHOSE TERMS WILL EXPIRE IN 2014	10
CLASS I — CONTINUING DIRECTORS WHOSE TERMS WILL EXPIRE IN 2012	11
CLASS II — CONTINUING DIRECTORS WHOSE TERMS WILL EXPIRE IN 2013	12
SECURITY OWNERSHIP OF DIRECTORS, NOMINEES FOR DIRECTORS, MOST HIGHLY COMPENSATED EXECUTIVE OFFICERS AND ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP	14
SECURITY OWNERSHIP OF SHAREHOLDERS HOLDING 5% OR MORE	14
EXECUTIVE COMPENSATION	15
Employment Agreements	16
401(k) Plan	17
Transactions With Certain Related Persons	18
ITEM 2. ADVISORY VOTE ON EXECUTIVE COMPENSATION	18
AUDIT COMMITTEE	19
Audit Committee Report	19
Audit Fees	20
Audit Related Fees	20
Tax Fees	20
All Other Fees	20
ITEM 3. RATIFICATION OF INDEPENDENT AUDITORS	21
COMPLIANCE WITH SECTION 16	21
SHAREHOLDER PROPOSALS	22

BIRMINGHAM BLOOMFIELD BANCSHARES, INC.
33583 Woodward Avenue
Birmingham, MI 48009
SOLICITATION AND VOTING
     We are sending you this Proxy Statement and the enclosed proxy card because the Board of Directors of Birmingham Bloomfield Bancshares, Inc. (the “Company” “we” or “us”) is soliciting your proxy to vote at the 2011 annual meeting of Shareholders (the “Annual Meeting”). This Proxy Statement summarizes the information you need to know to vote at the Annual Meeting.
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 16, 2011.
This proxy statement and annual report to shareholders are available online at www.bankofbirmingham.net
     You are invited to attend our Annual Meeting on May 16, 2011 beginning at 7:00 p.m., local time. The Annual Meeting will be held at the Birmingham Community House, 380 South Bates Street, Birmingham, Michigan.
     This Proxy Statement and the enclosed form of proxy are being mailed starting on or about April 7, 2011.
Shareholders Entitled to Vote
     Holders of record of common stock of the Company at the close of business on March 21, 2011 are entitled to receive this notice. Each share of common stock of the Company is equal to one vote.
     There is no cumulative voting at the Annual Meeting.
     As of the record date, there were 1,800,000 common shares issued and outstanding.
Voting Procedures
     You can vote on matters to come before the meeting in one of two ways:
•	you may come to the Annual Meeting and cast your vote there; or

•	you may vote by signing and returning the enclosed proxy card. If you do so, the individuals named as proxies on the card will vote your shares in the manner you indicate.
     You may also choose to vote for all of the nominees for Director and each proposal by simply signing, dating and returning the enclosed proxy card without further direction. All signed and returned proxies that contain no direction as to vote will be voted FOR each of the nominees for Director and FOR each of the proposals.
     The Board of Directors has selected Bruce Nyberg and Donald E. Copus as the persons to act as proxies on the proxy card.
     If you plan to attend the Annual Meeting and vote in person, you should request a ballot when you arrive. HOWEVER, IF YOUR SHARES ARE HELD IN THE NAME OF YOUR BROKER, BANK OR OTHER NOMINEE, THE INSPECTOR OF ELECTION WILL REQUIRE YOU TO PRESENT A POWER OF ATTORNEY OR PROXY IN YOUR NAME FROM SUCH BROKER, BANK OR OTHER NOMINEE FOR YOU TO VOTE SUCH SHARES AT THE ANNUAL MEETING. Please contact your broker, bank or nominee.

Required Vote
     The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the shareholders at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker “non votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non vote” occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because such broker, bank or nominee does not have discretionary authority to vote and has not received instructions from the beneficial owner.
     Once a quorum is achieved, a plurality of votes cast is all that is necessary for the election of Directors. Abstentions and broker “non votes” are not counted in determining the vote. As to all other matters, the affirmative vote of a majority of votes cast is necessary for the approval of such matters. Abstentions and broker “non votes” are not counted for purposes of approving the matters.
Revoking a Proxy
     If you give a proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in any one of three ways:
•	you may send in another proxy with a later date;

•	you may notify the Company’s Secretary in writing at Birmingham Bloomfield Bancshares, Inc., 33583 Woodward Avenue, Birmingham, Michigan 48009; or

•	you may revoke by voting in person at the Annual Meeting.
     If you choose to revoke your proxy by attending the Annual Meeting, you must vote in accordance with the rules for voting at the Annual Meeting. Attending the Annual Meeting alone will not constitute revocation of a proxy.
List of Shareholders
     A list of shareholders entitled to vote at the Annual Meeting will be available for examination by shareholders for any purpose related to the Annual Meeting at the Company’s offices at 33583 Woodward Avenue, Birmingham, Michigan for a period of ten days prior to the Annual Meeting. A list will also be available at the Annual Meeting itself.
Cost of Proxy Solicitation
     We will pay the expenses of soliciting proxies. Proxies may be solicited on our behalf by Directors, officers or employees in person or by telephone, mail or telegram. We do not intend to engage a proxy solicitation firm to assist us in the distribution and solicitation of proxies. The Company will also request persons, firms and corporations holding shares in their names for other beneficial owners to send proxy materials to such beneficial owners. The Company will reimburse these persons for their expenses.
Inspector of Election
     Your proxy returned in the enclosed envelope will be delivered to the Company’s transfer agent, Registrar and Transfer Company. The Board of Directors has designated Henry G. Spellman and Scott B. McCallum to act as inspectors of election and to tabulate the votes at the Annual Meeting.

Other Matters
     The Board of Directors knows of no business which will be presented for consideration at the Annual Meeting other than as stated in the Notice of Annual Meeting of Shareholders. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the proxies to vote the shares on such matters at their discretion.
GOVERNANCE OF THE COMPANY
Role and Composition of the Board of Directors
     Our Company’s Board of Directors is the ultimate decision making body of the Company, except for matters which law or our Articles of Incorporation requires the vote of shareholders. The Board of Directors selects the management of the Company which is responsible for the Company’s day to day operations. The Board acts as an advisor to management and also monitors its performance. Our Board of Directors has determined that each of Harry Cendrowski, Donald E. Copus, John M. Erb Charles Kaye, Jr., Scott B. McCallum, Bruce Nyberg, Daniel P. O’Donnell, Charles T. Pryde, Walter F. Schwartz, Henry Spellman, and Thomas J. Wagner are independent as independence is defined in the NASDAQ’s listing standards, as those standards have been modified or supplemented.
     Members of the Board of Directors serve also as Directors of Bank of Birmingham (the “Bank”). The Bank is the Company’s wholly owned subsidiary. You will find a discussion of its activities in your Annual Report.
     During 2010, the Board of Directors met as the Company’s Board of Directors twelve times. In addition, the Board of Directors has authorized six Committees to manage distinct matters of the Company. These Committees are the Asset/Liability Management and Investment Committee (ALCO), the Audit Committee, the Compensation Committee, the Executive Committee, the Loan Committee and the Nomination and Governance Committee. All of our current directors attended 75 percent or more of the meetings of the board and committees on which they served in 2010. Membership on each of the Committees is set forth in the table below.

Nomination
and
Name	Board	Audit	ALCO	Compensation	Executive	Loan	Governance
Harry Cendrowski	X	X			X
Donald E. Copus	X	X				X	X
John M. Erb	X					X
Robert E. Farr	X		X		X	X	X
Charles Kaye, Jr.	X	X	X
Lance N. Krajacic, Jr.	X		X			X
Scott B. McCallum	X		X		X	X
Richard J. Miller	X
Daniel P. O’Donnell	X						X
Charles T. Pryde	X			X			X
Walter G. Schwartz	X		X				X
Henry G. Spellman	X		X	X	X	X	X
Thomas J. Wagner	X			X	X	X

Meetings in 2010	12	4	4	2	1	11	1

The Executive Committee
     The Executive Committee generally acts in lieu of the full board of directors between board meetings. This committee is responsible for formulating and implementing policy decisions, subject to review by the entire board of directors.
The Audit Committee
     The Audit Committee is responsible for the annual appointment of the public accounting firm to be our outside auditors. The Committee is also responsible for the following tasks:
•	maintaining a liaison with the outside auditors;

•	reviewing the adequacy of internal controls;

•	reviewing with management and outside auditors financial disclosures of the Company; and

•	reviewing any material changes in accounting principles or practices used in preparing statements.
Audit Committee Financial Expert
     Our Board of Directors has determined that we have an Audit Committee financial expert, as defined by the Securities and Exchange Commission, serving on our Audit Committee. Harry Cendrowski is our Audit Committee financial expert, and he is independent as independence for audit committee members is defined in the NASDAQ’s listing standards, as those standards have been modified or supplemented.
The Nomination and Governance Committee
     The Nomination and Governance Committee identifies individuals to become board members and selects, or recommends for the board’s selection, director nominees to be presented for shareholder approval at the annual meeting of shareholders or to fill any vacancies.
     Our Board of Directors has adopted a written charter for the Nomination and Governance Committee, a copy of which is available to shareholders on our website, at http://www.bankofbirmingham.net. Each of the members of our Nomination and Governance Committee is independent as independence is defined in the NASDAQ’s listing standards, as those standards have been modified or supplemented.
     The Nomination and Governance Committee’s policy is to consider director candidates recommended by shareholders. Such recommendations must be made pursuant to timely notice in writing to:
Birmingham Bloomfield Bancshares, Inc.
33583 Woodward Avenue
Birmingham, Michigan 48009
     Article II, Section 6 of the Company’s Bylaws governs nominations for election to the Board of Directors and requires all nominations for election to the Board of Directors, other than those made by or at the direction of the Board, to be made pursuant to timely notice in writing to the Company, as set forth in the Bylaws. To be timely, a shareholders’ notice must be delivered, or mailed, and received at the principal executive offices of the Company not less than 60 days nor more than 270 days prior to the meeting; provided, however, that in the event less than 30 days’ notice or prior disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such disclosure was made. No notice has been received by the Company in connection with the Annual Meeting. Each written notice of a shareholder nomination must set forth certain information specified in the Bylaws. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the procedures set forth in the Bylaws.

     The Nomination and Governance Committee has not established specific, minimum qualifications for recommended nominees or specific qualities or skills for one or more of our directors to possess. The Nomination and Governance Committee uses a subjective process for identifying and evaluating nominees for director, based on the information available to, and the subjective judgments of, the members of the Nomination and Governance Committee and our then current needs. The committee does not believe there would be any difference in the manner in which it evaluates nominees based on whether the nominee is recommended by a shareholder. It is anticipated that nominees will be either existing directors or business associates of our directors or officers. While diversity is a consideration among other factors in reviewing nominees, there is no formal diversity policy in place.
The Compensation Committee
     The Compensation Committee is responsible for establishing annual and long-term performance goals for the Chief Executive Officer and senior management. This Committee is also responsible for reviewing and making determinations concerning senior officers’ compensation and other incentive compensation programs. The committee makes recommendations to the board, but does not have the authority to establish compensation. The committee may utilize banking industry compensation surveys from time-to-time, but does not utilize compensation consultants in recommending compensation. For officers other than the President and Chief Executive Officer, the committee utilizes advice from the President and Chief Executive Officer in making its recommendation to the board. The committee is also responsible for reviewing and recommending that the Company’s Executive Compensation Discussion be included in this proxy statement.
     Our Board of Directors has adopted a written charter for the Compensation Committee, a copy of which is available to shareholders on our website at http://www.bankofbirmingham.net. Each of the voting members of our Compensation Committee is independent as independence is defined in NASDAQ’s listing standards, as those standards have been modified or supplemented.
Board Structure and Risk Management
     The Board of Directors’ involvement in the Company incorporates the oversight of risk management via the regular board meetings along with the sub-committees of the Board as described above. The Board has determined that the additional system of checks and balances provided to the Company by separating the roles of Chairman and Chief Executive Officer is in its and its shareholder’s best interest. Additional perspectives on the environment in which the Company operates and risk management strategies are provided by the board through the diversity of their respective backgrounds and experiences.
Code of Ethics
     The Company has adopted a Code of Ethics that applies to all of our employees, officers and directors, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our Code of Ethics contains written standards that we believe are reasonably designed to deter wrongdoing and to promote:
•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	Full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the Securities and Exchange Commissions and in other public communications we make;

•	Compliance with applicable governmental laws, rules and regulations;

•	The prompt internal reporting of violations of the code to an appropriate person or persons named in the code; and

•	Accountability for adherence to the code.

     This Code of Ethics is available on our web site at http://www.bankofbirmingham.net. We will provide to any person without charge, upon request, a copy of our Code of Ethics. Requests for a copy of our Code of Ethics should be made to our Secretary at 33583 Woodward Avenue, Birmingham, Michigan 48009. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or a waiver from, a provision of our Code of Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions and that relates to any element of the code definition enumerated in Securities and Exchange Commission, Regulation S-K, Item 406(b) by posting such information on our Web site at http://www.bankofbirmingham.net within four business days following the date of the amendment or waiver.
Shareholder Communications with the Board
     Our Board of Directors has a process for shareholders to send communications to the Board of Directors, its Nomination and Governance Committee or its Audit Committee, including complaints regarding accounting, internal accounting controls, or auditing matters. Communications can be sent to the Board of Directors, its Nomination and Governance Committee or its Audit Committee or specific directors either by regular mail to the attention of the Board of Directors, its Nomination and Governance Committee, its Audit Committee or specific directors, at our principal executive offices at 33583 Woodward Avenue, Birmingham, Michigan 48009. All of these communications will be reviewed by our Secretary (1) to filter out communications that our Secretary deems are not appropriate for our directors, such as spam and communications offering to buy or sell products or services, and (2) to sort and relay the remainder to the appropriate directors. We encourage all of our directors to attend the annual meeting of shareholders, if possible.
Directors’ Compensation
     Effective July 1, 2010, non-officer Directors of the Company earned $650 per meeting of the Board and the chairperson earned $975 per meeting. All of the Company’s Directors are Directors of the Bank. No meetings fees were paid or earned by Bank Directors. No meetings fees were earned or paid to members of any of the Company’s committees. No Director who is also an employee of the either the Company or Bank receives any compensation for his or her services as a Director or as a committee member of the Company or Bank.
     The following table presents the compensation earned or paid to Directors of the Company or Bank.
2010 DIRECTOR COMPENSATION TABLE

				Nonqualified
				Deferred
	Fees Earned or			Compensation	All Other
	Paid in Cash	Stock Awards	Option Awards	Earnings	Compensation	Total
Name	($)	($)	($)	($)	($)	($)
Harry Cendrowski	$3,250	$0	$0	$0	$0	$3,250
Donald E. Copus	$3,250	$0	$0	$0	$0	$3,250
John M. Erb	$3,250	$0	$0	$0	$0	$3,250
Charles Kaye, Jr.	$3,900	$0	$0	$0	$0	$3,900
Scott B. McCallum	$3,900	$0	$0	$0	$0	$3,900
Daniel P. O’Donnell	$3,900	$0	$0	$0	$0	$3,900
Charles T. Pryde	$3,900	$0	$0	$0	$0	$3,900
Walter F. Schwartz	$2,600	$0	$0	$0	$0	$2,600
Henry G. Spellman	$3,900	$0	$0	$0	$0	$3,900
Timothy Trenary*	$0	$0	$0	$0	$0	$0
Thomas J. Wagner	$5,850	$0	$0	$0	$0	$5,850

*	Mr. Trenary resigned in October 2010.

ITEM 1. ELECTION OF DIRECTORS
     The Board of Directors is divided into three classes. Each class of directors is appointed to three-year terms. One class of directors will be up for election each year. This results in a staggered Board which ensures continuity from year to year. Three Class III directors will be elected at the Annual Meeting to serve a three-year term expiring at our Annual Meeting in 2014. The nominees and directors were selected based upon their experience, prominence in the communities we serve and diversity as listed below among other reasons.
     The persons named in the enclosed proxy card intend to vote the proxy for the election of each of the two nominees unless you indicate on the proxy card that your vote should be withheld from any or all of such nominees. Each nominee elected as director will continue in office until his or her successor has been elected, or until his death, resignation or retirement.
     The Board of Directors has proposed the following nominees for election as Class III Directors whose terms will expire in 2014: Charles T. Pryde and Walther G. Schwartz.
     The Board of Directors recommends a vote FOR the election of these nominees as Directors.
     We expect each nominee to be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees. The principal occupation, the specific factors that led the board to conclude that the person should serve as a director and certain other information about the nominees is set forth below.
CLASS III — NOMINEES WHOSE TERMS WILL EXPIRE IN 2014

Name and Age as of	Position, Principal Occupation,
the Annual Meeting	Business Experience and Directorship

Charles T. Pryde 55	Director since 2006. Manager, Governmental Affairs Staff, Ford Motor Company. Mr. Pryde’s background in a key market segment for our area provides advantageous insights to our Board of Directors.

Walter G. Schwartz 46	Director since 2006. Principal/Investment Advisor, Schwartz & Co. (investment management). Mr. Schwartz’s years of experience as a financial advisor provide useful guidance to the Company via his role on the Board.

CLASS I — CONTINUING DIRECTORS WHOSE TERMS WILL EXPIRE IN 2012

Name and Age as of	Position, Principal Occupation,
the Annual Meeting	Business Experience and Directorship

Bruce Nyberg 65	Replaced Timothy Trenary’s vacated position in 2011. Retired regional President of Huntington Bancshares for Eastern Michigan market. Prior to joining Huntington Bancshares, Mr. Nyberg served in various capacities at NBD Bancorp (currently J.P. Morgan Chase), including Senior Vice President from 1988 to 2001. Mr. Nyberg currently serves on numerous civic foundations and boards. His extensive experience in the financial institutions industry will provide valuable guidance to the Company and Board of Directors.

Harry Cendrowski 56	Director since 2006. Harry Cendrowski is the managing officer of Cendrowski Selecky and a founding member of Cendrowski Corporate Advisors and Prosperitas. He has nearly 30 years of extensive experience in entrepreneurial, personal, and corporate tax matters. Mr. Cendrowski’s engagements have included mergers and acquisitions consulting, due diligence, complex commercial and divorce litigation, forensic accounting, and fraud auditing. He is a co-author of “The Fraud Deterrence Handbook”, and was instrumental in developing the training program for the Certified Fraud Deterrence Analyst designation. Mr. Cendrowski is also an active participant in the Michigan Association of Certified Public Accountants, the National Association of Certified Valuation Analysts, the American Institute of Certified Public Accountants, and the Association of Certified Fraud Examiners. Mr. Cendrowski’s vast experience on the accounting, risk management and his entrepreneurial nature are significant contributions to the Board.

Lance N. Krajacic 50	Director since 2008. Executive Vice President/Chief Credit Officer and Chief Operations Officer for the Bank of Birmingham. Mr. Krajacic has been involved in community banking for more than 30 years and has more than 17 years of management experience in commercial lending. Previously he has been with TCF Bank, where he served as Senior Vice President and lead the Business Financial Services Group. Prior to joining TCF Bank, he spent four years at Great Lakes Bancorp, where he headed the commercial loan division, and nine years at Michigan National Bank, where he managed a $40 million commercial loan portfolio. He is a graduate of Knox College, where he earned a Bachelor of Arts degree in International Relations. In addition to his business affiliations, he serves as the Senior Vice Chairman of the board of the Michigan Charter of the March of Dimes. Mr. Krajacic’s banking background is a constructive contribution to the overall make-up of the Board.

Thomas J. Wagner 65	Director since 2008. Retired President, TCF Bank. Prior to being named President he served as an Executive Vice President of Commercial Lending. Before joining TCF National Bank Michigan in October 1996, Mr. Wagner was with Michigan National Bank for 21 years. Mr. Wagner’s vast experience in the financial institution arena provides important guidance to the Company and the Board of Directors.

CLASS II — CONTINUING DIRECTORS WHOSE TERMS WILL EXPIRE IN 2013

Name and Age as of	Position, Principal Occupation,
the Annual Meeting	Business Experience and Directorship

Donald E. Copus 54	Director since 2006. Mr. Copus is a director and organizer of Birmingham Bloomfield Bancshares, Inc. and Bank of Birmingham. He is the Chief Financial Officer of Magna Services Group, Ltd. a position that he has held since inception. Magna Services Group, Ltd. was formed by Mr. Copus in 1995 following the merger of his Hungry Howie’s Pizza franchises with another franchisee. He is also licensed as a certified public accountant and is a member of the American Institute of Certified Public Accountants (AICPA). He is a graduate of Indiana University, where he earned a Bachelor of Arts degree in business, with a major in accounting and a minor in mathematics. Mr. Copus has resided in the local area which we serve for more than twenty years and is very familiar with the local business environment.

Robert E. Farr 54	President and Chief Executive Officer and Director since 2006. Mr. Farr has been actively engaged in the business of banking for more than thirty years, twenty years of which have been in the Birmingham/Bloomfield market. Mr. Farr previously served as Regional Director of Private Banking (Michigan) for TCF Bank from 2001 to 2003 until leaving to organize Bank of Birmingham. Before joining TCF Bank, he served from 1997-2000 as the Regional Director of Private Banking (Eastern Michigan) and as a senior lender for Fifth Third Bank (formerly Old Kent Bank). He began his banking career in 1978 at Michigan National Bank of Detroit as a loan officer and credit analyst and has also held officer level positions at National Bank of Detroit, Metrobank, Comerica Bank and Michigan National Bank. A Michigan native, Mr. Farr is a graduate of Michigan State University where he earned a Bachelor of Science degree in business. He is also actively involved in the community.

Charles Kaye 87	Director since 2006. Charles Kaye, CPA. Mr. Kaye is a director and organizer of Birmingham Bloomfield Bancshares, Inc. and Bank of Birmingham. He has been actively engaged in the accounting profession, and has been licensed as a certified public accountant, for more than fifty years. He has forty-two years of experience as a self-employed accountant and has served approximately ten years with Boyes, Wright, Pittman and Co., P.C., with whom he merged his practice. Mr. Kaye is a veteran of the United States Armed Forces, having served during World War II. A Detroit native, he holds a Bachelor of Arts degree from Wayne State University. Mr. Kaye was selected to serve on the Board because of his strong financial and accounting background and experience.

Name and Age as of	Position, Principal Occupation,
the Annual Meeting	Business Experience and Directorship
Scott B. McCallum 51	Director since 2006. Senior Manager, Chicago office, Cendrowski Corporate Advisors. Serves as a consultant for Resource Financial Institutions Group, Inc. (consulting & private equity investment). Prior to May 2006, Mr. McCallum served as Senior Vice President of Austin Associates, LLC, a consulting and investment banking firm for community banks. Mr. McCallum also served for 20 years at Harris Trust & Savings Bank in Chicago. Mr. McCallum currently serves on the Boards of Directors of TrustAtlantic Financial Corporation and its wholly owned subsidiary, TrustAtlantic Bank, based in Raleigh, North Carolina. Mr. McCallum’s banking and consulting background are valuable assets to the Company.

Daniel P. O’Donnell 52	Director since 2006. Principal/Owner, Professional Furniture Services (furniture restoration). Mr. O’Donnell is active in the community, leading cub scout troops, coaching baseball and basketball and providing youth guidance. Mr. O’Donnell’s background in business and familiarity with the local business environment are key in his contributions to the Company.

Henry G. Spellman 67	Director since 2006. Mr. Spellman is a director and organizer of Birmingham Bloomfield Bancshares, Inc. and Bank of Birmingham. He is retired from Chrysler Corporation, where he served for thirty-three years in various areas of financial management before retiring in 1999. He held several significant positions at Chrysler, including Vice President-International Operations for its sales financing subsidiary Chrysler Financial Corporation and Chief Financial Officer of several of Chrysler Corporation’s operating divisions (International Operations, Procurement and Supply and Sales and Marketing). He is a graduate of Northwestern University, where he earned a Bachelor of Science degree in business administration with a major in economics, and of the Northwestern Graduate School of Business, where he earned his Master of Business Administration degree in finance. He has experience in starting up sales finance operations in several countries around the world, including serving as chairman of chartered banks in Holland and Germany. Mr. Spellman’s strong financial background and guidance are key reasons he was selected to serve on the Board of Directors.

SECURITY OWNERSHIP OF DIRECTORS, NOMINEES FOR DIRECTORS
MOST HIGHLY COMPENSATED EXECUTIVE OFFICERS AND
ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP

	Amount and
	Nature of Beneficial		Ownership
Name	Ownership		As a Percent of Class
Harry Cendrowski (Director)	17,360	(1)	0.96%
Donald E. Copus (Director)	15,660	(1)	0.87%
Thomas H. Dorr (Executive Officer)	—		—
John M. Erb (Director)	2,500		0.14%
Robert E. Farr (Executive Officer and Director)	64,882	(1)(2)	3.60%
Charles Kaye, Jr. (Director)	14,860	(1)	0.83%
Lance N. Krajacic (Executive Officer and Director)	40,000		2.22%
Scott B. McCallum (Director)	—		—
Daniel P. O’Donnell (Director)	14,860	(1)	0.83%
Charles T. Pryde (Director)	14,593	(1)	0.81%
Walter G. Schwartz (Director)	28,110	(1)	1.56%
Henry G. Spellman (Director)	17,360	(1)	0.96%
Deborah A. Thompson (Executive Officer)	—		—
Thomas J. Wagner (Director)	5,000		0.28%

All directors and executive officers as a group (14 persons)	235,185		13.07%

(1)	Includes organizer warrants to acquire 7,360 shares of common stock which are currently exercisable.

(2)	Does not include options (20,000 non-vested) to purchase 20,000 shares of common stock to be issued from the approved 2006 Stock Incentive Plan.
SECURITY OWNERSHIP OF SHAREHOLDERS
HOLDING 5% OR MORE

NAME AND ADDRESS OF	NUMBER OF	PERCENT
BENEFICIAL OWNER	SHARES(1)	OF CLASS
Resource America, Inc 1845 Walnut Street, 10th Floor Philadelphia, Pennsylvania 19103	178,171	9.9%

(1)	Pursuant to rules promulgated by the Securities and Exchange Commission (“SEC”) under the Exchange Act, a person or entity is considered to beneficially own shares of Common Stock if the person or entity has or shares (i) voting power, which includes the power to vote or to direct the voting of the shares, or (ii) investment power, which includes the power to dispose or direct the disposition of the shares. Unless otherwise indicated, a person has sole voting power and sole investment power with respect to the indicated shares.

EXECUTIVE COMPENSATION
The following table shows, for the two year period ended December 31, 2010 the cash compensation paid by the Company, as well as certain other compensation paid or accrued for the year, to the Chief Executive Officer and other executive officers.
SUMMARY COMPENSATION TABLE ($)

						Non-equity
Name and				Stock	Option	Incentive	All Other		Total
Principal Position	Year	Salary	Bonus	Options	Awards	Compensation	Compensation		Compensation
Robert E. Farr,	2010	$146,154	$—	$—	$—	$—	$10,579	(1)	$156,733
President and CEO	2009	$142,192	$—	$—	$—	$—	$9,000	(2)	$151,192

Lance N. Krajacic,	2010	$136,154	$—	$—	$—	$—	$1,623	(3)	$137,777
Executive Vice President	2009	$131,154	$—	$—	$—	$—	$—		$131,154
Chief Credit Officer
Chief Operations Officer

Deborah A. Thompson	2010	$110,000	$—	$—	$—	$—	$—		$110,000
Senior Vice President	2009	$99,000	$—	$—	$—	$—	$—		$99,000

(1)	— Total represents amount of income applicable to executive officer for use of company provided vehicle and reimbursed country club dues totaling $2,000.

(2)	— Represents monthly automobile allowance of $750 per month.

(3)	— Represents amount of income applicable to executive officer for use of company provided vehicle.
Backgrounds of our Other Executive Officers
     In addition to the information about our Chief Executive Officer, Robert E. Farr which is set forth above, the following is information about the Company’s other executive officers:
     Lance N. Krajacic, Age 50, Mr. Krajacic is our Executive Vice President and Chief Credit Officer/Chief Operations Officer. Prior to joining the Company in 2006, he served as Senior Vice President and head of the Business Financial Services Group for TCF Bank in Michigan, since 1995. Prior to joining TCF Bank, he spent four years at Great Lakes Bancorp, where he headed the commercial loan division, and nine years at Michigan National Bank, where he managed a $40 million commercial loan portfolio.
     Deborah A. Thompson, Age 53. Ms. Thompson is Senior Vice President, Operations and Technology and was previously the Chief Financial Officer of the Company. Prior to joining the Company in 2009, she served as the Chief Financial Officer and Chief Operations Officer of SOC Credit Union since 1991. Prior to joining SOC Credit Union, she spent eleven years with Michigan National Corporation as a Vice President and Regional Controller.
     Thomas H. Dorr, Age 34, Mr. Dorr is our Chief Financial Officer. Prior to joining the Company in 2010, he served as the Vice President and Chief Financial Officer of Oxford Bank since 2008. Prior to joining Oxford Bank, he spent three years as the Assistant Vice President and Controller of United Bank & Trust. Mr. Dorr is a certified public accountant in the State of Michigan (registered status).

Impact of ARRA on our Executive Compensation
     The American Recovery and Reinvestment Act of 2009 (“ARRA”) was enacted on February 17, 2009. Among other things, ARRA sets forth limits on executive compensation at all financial institutions (including the Company) that receive federal funds under the U.S. Treasury’s Capital Purchase Program. The executive compensation restrictions in ARRA include among others: prohibitions on “golden parachute payments,” prohibitions on the payment of any bonus and incentive compensation (except for certain grants of long term restricted stock), prohibitions on the provision of tax gross-ups, the requirement of a “clawback” of any bonus or incentive compensation paid to certain employees based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate. Therefore, the discussions which follow concerning the terms of our executive officers’ employment agreements and post-termination compensation are subject to the executive compensation restrictions under ARRA.
Employment Agreements
     Robert Farr and Lance Krajacic. Bank of Birmingham has entered into employment agreements with Messrs. Farr and Krajacic, each of which has a term of one year (with certain exceptions). For each day during the term of the agreement, the term shall automatically be extended one additional day, unless either party elects to give the other party 30 day advance written notice of non-renewal. Upon the Bank giving notice of non-renewal, The Executive shall have the right to remain employed by the Bank for one year following the date the Bank gives notice of non-renewal unless the termination is for good cause.
     Under the terms of the agreements, Mr. Farr receives a base salary of $155,000 per year, and Mr. Krajacic $140,000. Following the first year of the agreement, the base salaries are to be reviewed by the Bank’s board of directors and may be increased as a result of that review. Each of the executives is eligible to participate in any executive incentive bonus plan and all other benefit programs that the Bank has adopted. Each of the executives is also entitled to receive other customary benefits such as health, dental and life insurance, membership fees to banking and professional organizations and an automobile allowance. In addition, the Bank has agreed to provide term life insurance coverage for each of the executives not to exceed 200% of the Executive’s base salary for terms of not less than 10 years. In the case of Mr. Farr, the Bank has agreed to pay (or reimburse) Mr. Farr up to $500 per month at a country club, which must meet the approval of the Board of Directors and provide a company vehicle for business use The Company also provided Mr. Krajacic a company vehicle for business use in 2010.
     The employment agreements also provide for grants of stock options, the details of which are included in the 2010 Equity Awards table set forth below.
     The employment agreements contain customary non-interference provisions that generally apply for a period of one year following the termination of the executive’s employment with the Bank. Finally, each of the employment agreements contains provisions which require various differing payments to the executives upon termination and acknowledgement of the fact that the agreements may be assigned by the Bank to any successor-in interest and remain fully enforceable by either party upon assignation.
     Under each named executive officer’s employment agreement, the executive officer is entitled to different payments and benefits depending upon the manner in which his employment terminates. If the executive is terminated for “Good Cause” (see below), or he resigns, dies or becomes disabled, then the agreement and the Bank’s obligations under it are automatically terminated; provided, however, in the case of death, the Bank is required to provide health insurance benefits to the executive’s spouse at its cost for the period permitted by the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”). The Company estimates the approximate value of this benefit to be provided to an executive’s spouse under this provision would be zero.
     If the Bank terminates the executive’s employment for any reason other than Good Cause then the executive is entitled to severance as follows:
1.	The Executive shall be entitled to continue in the employment of the Bank for a one year period following the date of notice, with base salary and entitlements based upon the employment contract.

     The Company estimates that if such termination had occurred on December 31, 2010, total compensation payable to Mr. Farr would be $155,000 and Mr. Krajacic $140,000. The amounts are payable in accordance with the Bank’s normal payroll procedures.
     “Good Cause” is defined under each executive’s agreement to include: (i) a breach of the agreement or gross negligence in performance there under; (ii) a failure to follow policy or engaging in unsafe or unsound banking practices; (iii) conviction of a misdemeanor involving moral turpitude or a felony; (iv) gross misconduct in the course of employment including, indecency, immorality, gross insubordination, dishonesty, harassment, use of illegal drugs, or fighting; (v) substantial unsatisfactory job performance; and (vi) prohibition from engaging in the business of banking by any regulator.
     Thomas H. Dorr. The Bank of Birmingham also entered into an employment security agreement with Mr. Dorr that provides for a severance payment in the event he is terminated as the result of a change in control during his first year of employment. If a change in control of the Company occurs, the Company or Bank will make a lump sum payment based on a pro rata amount of his annual compensation. In the event the change in control occurs after October 8, 2011, Mr. Dorr will not be entitled to a severance payment. Nothing in the agreement changes the at-will status of his employment. The Company retains the right to terminate Mr. Dorr’s employment with the Company for any reason and at any time.
401(k) Plan
     The Bank has a 401(k) Plan in which substantially all employees may participate. The Bank may contribute to the 401(k) Plan at the discretion of the Board of Directors.
Outstanding Equity Awards
     The following table sets forth certain information concerning the stock options owned by the individuals named above in the summary compensation table as of December 31, 2010:
2010 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Number of Securities Underlying
	Unexercised Options (#)		Option	Option
Name	Exercisable	Un-exercisable	Exercise Price	Expiration
Robert E. Farr	30,000	20,000	$10.00	04/23/2017
Lance N. Krajacic	25,000	—	$10.00	04/23/2017

(1)	The Company issued 50,000 and 25,000 options to Messrs. Farr and Krajacic on April 23, 2007, respectively, at an exercise price of $10.00 per share. The options vest ratably (1/3rd per year) over a three-year period in the case of Mr. Krajacic and over a five year period (1/5 per year) in the case of Mr. Farr.

Transactions with Certain Related Persons
     The Bank makes loans to directors and executive officers from time-to-time in the ordinary course of business. The Bank’s current policy provides that:
•	In the case of banking transactions, each transaction will be on substantially the same terms, including price or interest rate and collateral, as those prevailing at the time for comparable loans with persons not related to the lender, and any banking transactions will not be expected to involve more than the normal risk of collection or present other unfavorable features to us;

•	In the case of business transactions, each transaction will be on terms no less favorable than could be obtained from an unrelated third party; and

•	In the case of all related party transactions, each transaction will be approved by a majority of the directors, including a majority of the directors who do not have an interest in the transaction.
The following is a summary of the business transactions in 2010 involving the Company and related persons:
     We have a continuing agreement with Schwartz Financial Group, an entity partially owned by director Walter F. Schwartz, to provide brokerage and certain other administrative services in connection with the 401(k) Plan that we offer our employees. Schwartz Financial Group receives a commission of 25 basis points on any brokerage transaction that it executes in connection with the Plan. These fees would be paid directly by the respective mutual fund companies involved in the trade and included in the mutual fund’s annual administrative expenses. The Schwartz Financial Group also serves as the Bank’s health insurance agent of record, but does not receive any financial compensation from the Company. The Company entered into a short term lease agreement with Schwartz Financial Group for a period of six months beginning January 15, 2010 and terminating on July 15, 2010. The lease covered office space for a business development officer. The lease arrangement called for payments of $900 per month which incorporates a $60 per month telephone allowance, with a one percent late charge for rent payments not received by the fifth day of the month it is due. Our board of directors believed that the above-described transaction was on terms no less favorable than could have been obtained from an unrelated third party. The Board considered the foregoing relationships in determining Mr. Schwartz’s independence.
ITEM 2. ADVISORY VOTE ON EXECUTIVE COMPENSATION
     On February 17, 2009, the President signed into law the American Recovery and Reinvestment Act of 2009. Among other things, the broad sweeping legislation requires that “TARP recipients during the period in which any obligation arising from financial assistance provided under the TARP remains outstanding shall permit a separate [nonbinding] shareholder vote to approve the compensation of executives, as disclosed pursuant to the compensation disclosure rules of the Commission.” The nonbinding vote is required annually at each annual or other meeting of shareholders during the period that any obligation arising from financial assistance provided under the TARP remains outstanding.
     On April 24, 2009, the Company completed the sale of $1.635 million of preferred stock and a warrant to purchase up to 82 shares of the Company’s common stock to the U.S. Treasury under the TARP Program. Also, on December 18, 2009, the Company completed the sale of an additional $1.744 million of preferred stock to the U.S. Treasury under the TARP Program. As a result, the Company is submitting this nonbinding proposal for consideration by shareholders in compliance with Section 7001 of the American Recovery and Reinvestment Act of 2009.

     This proposal, commonly known as a “Say-on-Pay” proposal, gives you as a shareholder the opportunity to endorse or not endorse our executive pay program and policies through the following resolution:
“Resolved, that the shareholders approve the executive compensation of the Company, as described in the “Executive Compensation” and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement. “
     The affirmative vote of a majority of votes cast on this proposal, without regard to abstentions or broker non votes, is required for approval of this proposal. Because your vote is advisory, it will not be binding upon the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.
The Board of Directors unanimously recommends a vote “FOR” approval of the executive compensation of the Company, as described in the “Executive Compensation” and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.
AUDIT COMMITTEE
Audit Committee Report
     The Audit Committee is comprised of three directors. Each of the directors is independent, under the definition contained in NASDAQ’s listing standards. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is available to shareholders on our website, at http://www.bankofbirmingham.net.
     In connection with the audited financial statements contained in the Company’s 2010 Annual Report on Form 10-K for the fiscal year ended December 31, 2010, the Audit Committee reviewed and discussed the audited financial statements with management and Plante & Moran, PLLC. The Audit Committee discussed with Plante & Moran, PLLC the matters required to be discussed by the Statement on Auditing Standards Number 61, as amended (AICPA Professional Standards, Volume 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from Plante & Moran, PLLC required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.
     Based on the review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

THE AUDIT COMMITTEE
Harry Cendrowski	Donald E. Copus	Charles Kaye, Jr.
     The Audit Committee of the Board of Directors has appointed Plante & Moran, PLLC to serve as our independent auditors for 2011. Representatives of Plante & Moran, PLLC will be present at the Annual Meeting to answer questions. They will also have the opportunity to make a statement if they desire to do so.

Audit Fees
     Audit fees and expenses billed to the Company by Plante & Moran, PLLC for the audit of the Company’s financial statements for the fiscal years ended December 31, 2010 and 2009 and for review of the Company’s financial statements included in the Company’s quarterly reports on Form 10-Q, are as follows:

2010	2009
$79,500	$48,250
Audit Related Fees
     Audit related fees and expenses billed to the Company by Plante & Moran, PLLC for fiscal years 2010 and 2009 for services related to the performance of the audit or review of the Company’s financial statements that were not included under the heading “Audit Fees,” are as follows:

2010	2009
$ —	$—
Tax Fees
     Tax fees and expenses billed to the Company for fiscal years 2010 and 2009 for services related to tax compliance, tax advice and tax planning, consisting primarily of preparing the Company’s federal and state income tax returns for the previous fiscal periods and inclusive of expenses are as follows:

2010	2009
$11,900	$6,400
All Other Fees
     Fees and expenses billed to the Company by Plante & Moran, PLLC for all other services provided during fiscal years 2010 and 2009 are as follows:

2010	2009
$4,475	$4,850
     In accordance with Section 10A(i) of the Exchange Act, before Plante & Moran, PLLC is engaged by us to render audit or non-audit services, the engagement is approved by our Audit Committee. None of the audit-related, tax and other services described in the table above were approved by the Audit Committee pursuant to Rule 2-01(c)(7)(i)(C) of Regulation S-X. None of the time devoted by Plante & Moran, PLLC on its engagement to audit the Company’s financial statements for the year ended December 31, 2010 is attributable to work performed by persons other than Plante & Moran, PLLC employees.

ITEM 3. RATIFICATION OF INDEPENDENT AUDITORS
     The Audit Committee of the Board of Directors has selected Plante & Moran, PLLC to serve as our independent auditors for 2011. The Board of Directors is asking the shareholders to ratify the appointment of Plante & Moran, PLLC.
     In the event our shareholders fail to ratify the selection of Plante & Moran, PLLC, the Audit Committee will consider it as a direction to select other auditors for the subsequent year. Representatives of Plante & Moran, PLLC will be present at the Annual Meeting to answer questions. They will also have the opportunity to make a statement if they desire to do so.
     The affirmative vote of a majority of votes cast on this proposal, without regard to abstentions or broker non votes, is required for approval of this proposal.
     The Board of Directors recommends a vote FOR the approval of Plante & Moran, PLLC as our independent auditors for the year 2011.
COMPLIANCE WITH SECTION 16
     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than 10% of any registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% shareholders are required by regulation to furnish the Company with copies of all Section 16(a) reports they file.
     Based on its review of the copies of the reports it has received and written representations provided to the Company from the individuals required to file the reports, the Company believes that all Directors and Executives of the Company filed all reports required on a timely basis pursuant to Section 16 of the Securities Exchange Act of 1934 except for three purchase transactions for Director Walter G. Schwartz where a Form 4 was not filed within the prescribed time requirement; subsequently a Form 5 was filed.

SHAREHOLDER PROPOSALS
     Any proposal which a shareholder wishes to have included in the proxy solicitation materials to be used in connection with the next Annual Meeting of Shareholders of the Company, must be received at the principal executive offices of the Company, 33583 Woodward Avenue, P.O. Box 1248, Birmingham, Michigan 48009-1248, Attention: Secretary, no later than December 9, 2011. If such proposal is in compliance with all of the requirements of Rule 14a-8 promulgated under the Exchange Act, it will be included in the Company’s Proxy Statement and set forth on the form of proxy issued for the next annual meeting of shareholders. It is urged that any such proposals be sent by certified mail, return receipt requested. Shareholder proposals which are not submitted for inclusion in the Company’s proxy materials pursuant to Rule 14a-8 under the Exchange Act may be brought before an annual meeting pursuant to Article II, Section 7 of the Company’s Bylaws, which provides that to be properly brought before an annual meeting, business must be (i) by or at the direction of the Board of Directors or (ii) by any shareholder entitled to vote for the election of directors who complies with the procedures set forth in the Bylaws. For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Company. To be timely, a shareholders’ notice must be delivered, or mailed, and received at the principal executive offices of the Company not less than 60 days nor more than 270 days prior to the meeting; provided, however, that in the event less than 30 days’ notice or prior disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such disclosure was made. A shareholder’s notice must set forth, as to each matter the shareholder proposes to bring before an annual meeting, (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) his or her name and address, as they appear on the Company’s books, (c) the class and number of shares of stock of the Company which are beneficially owned by the shareholder and (d) any material interest of the shareholder in such business. No shareholder proposals have been received by the Company in connection with the Annual Meeting.
     Whether or not you plan to attend the Meeting, please vote by marking, signing, dating and promptly returning the enclosed proxy in the enclosed envelope.

By	Order of the Board of Directors,

Daniel P. O’Donnell, Secretary

☒PLEASE MARK VOTES AS IN THIS EXAMPLE REVOCABLE PROXY BIRMINGHAM BLOOMFIELD BANCSHARES, INC. PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF SHAREHOLDERS May 16, 2011 The undersigned shareholder of Birmingham Bloomfield Bancshares, Inc. (the “Company”), revoking all previous proxies, hereby constitutes and appoints Bruce E. Nyberg and Donald E. Copus, and each of them acting individually, as the attorney and proxy of the undersigned, with full power of substitution, for and in the name and stead of the undersigned, to attend the Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held on Monday, May 16, 2011 at 7:00 p.m., local time, at the Birmingham Community House, 380 South Bates Street, Birmingham, Michigan, and to vote all shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at such Annual Meeting, and at any adjournment or postponement thereof; provided, that said proxies are authorized and directed to vote as indicated with respect to the following matter: FOR WITH- FOR ALL HOLD EXCEPT ☐ ☐ ☐ 1. To elect two members of the Board of Directors. Class III — Term Expiring in 2014: Charles T. Pryde and Walter G. Schwartz. INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below. For Against Abstain ☐ ☐ ☐ 2. To approve the following advisory (non-binding) proposal: “Resolved, that the shareholders approve the executive compensation of the Company, as described in the “Executive Compensation” and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement For Against Abstain ☐ ☐ ☐ 3. To approve the ratification of Plante & Moran, PLLC as independent auditors for 2011 For Against Abstain ☐ ☐ ☐ 4. To transact such other business as may properly come before the Meeting. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). IF NO DISCRETION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES FOR DIRECTOR AND “FOR” EACH OF THE PROPOSALS. This proxy also delegates discretionary authority to the proxies to vote with respect to any other business which may properly come before the meeting or any adjournment or postponement thereof. éDetach above card, sign, date and mail in postage paid envelope provided.é BIRMINGHAM BLOOMFIELD BANCSHARES, INC. Please sign this proxy exactly as it appears in address below. If shares are registered in more than one name, all owners should sign full title. Executors, administrators, trustees and other fiduciaries should indicate their capacity when signing. Corporations please sign with full corporate name by a duly authorized officer and affix corporate seal. NOTE: PLEASE MARK, DATE AND SIGN THIS PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. IF YOUR ADDR ESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.